Filed pursuant to Rule 424(b)(7)

Registration No. 333-208621

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 18, 2015)

SL Green Realty Corp.

Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated December 18, 2015 (the “Prospectus”), as supplemented by the prospectus supplement dated December 18, 2015 filed pursuant to Rule 424(b)(1) (the “Relevant Prospectus Supplement”).

This prospectus supplement should be read in conjunction with and accompanied by the Prospectus and the Relevant Prospectus Supplement and is qualified by reference to the Prospectus and the Relevant Prospectus Supplement, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus and the Relevant Prospectus Supplement.

The Relevant Prospectus Supplement relates, among other things, to the sale of up to 346,166 shares of our common stock, par value $0.01 per share (the “Common Stock”) which may be issued to David I. Berley (the “Selling Stockholder”) upon the conversion and redemption of certain Class A Partnership Units of limited partnership interest of SL Green Operating Partnership, L.P., our operating partnership, that are currently held by the Selling Stockholder. Accordingly, the Relevant Prospectus Supplement, together with the Prospectus, may be used by the Selling Stockholder for the registration of the resale of the Common Stock to which the Relevant Prospectus Supplement relates.

Pursuant to this prospectus supplement, the section entitled “Selling Stockholders” in the Relevant Prospectus Supplement is hereby amended by the addition of the following words at the end of page S-8 of the Relevant Prospectus Supplement:

“As described in the section headed “Selling Stockholders” in the prospectus dated December 18, 2015, David I. Berley (the “Selling Stockholder”) may pledge or grant a security interest in some or all of the shares of Common Stock registered pursuant to this prospectus supplement owned by the Selling Stockholder and, if the Selling Stockholder defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this prospectus as supplemented by this prospectus supplement.”

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-3 of the Relevant Prospectus Supplement, page 4 of the prospectus that accompanies the Relevant Prospectus Supplement, page 12 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and page 79 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which is incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 27, 2015.